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                                                                    EXHIBIT 99.3

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                    RESULTS OF OPERATIONS FOR THE YEARS ENDED
                           DECEMBER 31, 2003 AND 2002

   RESTATED TO REFLECT THE ADOPTION OF THE FULL COST METHOD OF ACCOUNTING FOR
                             OIL AND GAS PROPERTIES

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Unless the context otherwise requires, references to the "Company", "Endeavour",
"we", "us" or "our", mean Endeavour International Corporation or any of our consolidated subsidiaries or partnership interests. The following discussion should be read in conjunction with our Consolidated Financial Statements and related Notes thereto included elsewhere in this Report.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 31, 2003 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002

REVENUES

We generated $27,305 of revenue during the fiscal year ended December 31, 2003 as compared to $16,142 of revenue during the fiscal year ended December 31, 2002. Revenues during 2003 were due to the initial production from our Oklahoma properties. These Oklahoma properties were sold in February 2004 as part of the Restructuring. Revenues during 2002 consisted of oil and gas revenues from our interest in CSR-Waha Partners, L.P. We sold our interest in CSR-Waha Partners, L.P. in January 2003.

OPERATING EXPENSES

Oil and gas property impairment expenses were $25,167,955 during 2003 due to the impairment of Oklahoma properties and the unsuccessful drilling results in Louisiana.

BAD DEBT EXPENSE

Bad debt expense increased to $1,800,000 in 2003 from $550,601 in 2002. All of the bad debt expense for 2003 and 2002 was related to our investment in Touchstone Resources, Ltd. ("Touchstone"), a Canadian Exchange listed company and the parent company of Touchstone USA, Inc. As of December 31, 2003, we had recorded bad debt reserves for the full balance of our investment in Touchstone.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased by $997,191 to $2,132,451 during the fiscal year ended December 31, 2003 as compared to $1,135,260 for the fiscal year ended December 31, 2002. The increase was primarily due to an in increase in compensation expenses related to professional fees and noncash directors' fees.

OTHER (INCOME) AND EXPENSE

Other (income) and expense was $6,206,579 during the fiscal year ended December 31, 2003 as compared to $2,714,481 for the fiscal year ended December 31, 2002. The increase was primarily due to a $1,122,953 partnership investment loss associated with the Company's investment in Louisiana Shelf Partners, L.P. and $1.7 million in losses on the sale of marketable securities.